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                                                                    EXHIBIT 10.8

                                   Exhibit A
                    COMPENSATION/PENSION/BENEFITS COMMITTEE


            EXECUTIVE AND SENIOR MANAGEMENT SHORT-TERM COMPENSATION
            -------------------------------------------------------
                                INCENTIVE PLANS
                                ---------------

Objectives:      These plans provide for short-term incentive compensation to certain corporate officers of the Bank who, by their position, ability and diligence in the performance of future services to the Bank, are in a position to make important contributions to the achievement of the Company's short- and long-term goals, and enable the Company to retain such personnel.

Eligibility:     Awards may be granted only to eligible officers of the Bank who are full-time salaried employees. Executive officers and senior officers are eligible to participate in the Incentive Program.
                 In addition, the Compensation Committee of the Board may approve participation by other selected corporate officers recommended by the Chief Executive Officer. Awards will be pro rated for those who start employment during the year. Officers leaving the Bank, either voluntarily or involuntarily, prior to the Board's review and approval of awards will not be eligible for an award pursuant to these Plans.

Administration:  The Plans are administered by the Compensation Committee of the
                 Board, consisting of non-employee members of the Board who are selected by and serve at the pleasure of the Board.

                 The Compensation Committee is charged with the responsibility of considering all relevant aspects of corporate and individual performance and reviewing recommendations presented by the Chief Executive Officer for the individuals eligible to receive awards and the amounts thereof. The Compensation Committee is solely responsible for recommending to the Board the individuals who should receive awards and the amounts thereof. The final determination regarding the individual award amounts shall be made by the Board. A director eligible for an award may not participate in the vote on any award determination for such director.

                 Eligible participants will be evaluated by the Chief Executive Officer and Chief Operating Officer following each Award Year with respect to their individual performance and contributions to the Bank's overall results. Evaluations of individual performance will be based on achieving or exceeding the predetermined levels of performance on a select number of individual objectives. Based on the evaluation process, the Chief Executive Officer may recommend that an individual receive a reduced incentive award, no award at all, or a higher than average award. Results of these evaluations and preliminary

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                    recommendations will be submitted by the Chief Executive
                    Officer to the Compensation Committee by February 15th.

Group               For purposes of determining award recommendations, the
Designations:       executive and senior officers will be separated into three
                    Groups as follows: Group I will be comprised of the Company's Chief Executive Officer and Chief Operating
                    Officer; Group II will consist of the Company's Senior
                    Executive Vice Presidents; and Group III will be comprised of the Company's Senior Vice Presidents and the President of the Bank's insurance service corporation subsidiary (Coast
                    Fed Insurance).

Form of Payment:    Awards as determined by the Board will be paid to individual participants within 30 days of approval.

Performance         Corporate Performance Award Pools - For Groups I and II, the
Criteria and        short-term incentive award pools will be established based
Award Pools:        solely upon overall corporate performance. Overall
                    performance will be measured by the Bank's capital position, nonperforming assets ratio, operating expenses, and core earnings. Certain thresholds of each of these four performance criteria must be accomplished for a corporate incentive award pool to be established. If the thresholds
                    (described below) for capital, nonperforming assets ratio and operating expenses are achieved, the Corporate Incentive
                    Award Pool for each Group will be established at the levels set forth under "Core Earnings" below.

                    Capital levels:
                    ---------------

                    Nonperforming Assets Ratio:
                    ---------------------------

                    Operating Expenses:
                    -------------------

                    Core Earnings:
                    --------------

                    Core earnings shall be defined as net interest income plus other income less general and administrative expenses as adjusted for any non-recurring or extraordinary items.

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                   As detailed in the following table, the Corporate Incentive
                   Award Pools are expressed as a percentage of base salaries and will be calculated on a sliding scale, whereunder such pools will be capped at the indicated maximum levels in the event that Core Earnings exceed $115M, and established at pro rata levels within the sliding scale. Additionally, in the event of a change in control, awards will be granted on a pro rata basis for the plan year.

                                       Core Earnings Target
                   -----------  ----------------------------------

                               $   M    $   M    $   M    $   M
                                -----    -----    -----    -----
                   Group I       30%      35%      45%      60%
                   Group II      20%      25%      35%      50%
                   Group III      0%       5%       8%      15%


                   Individual Performance Award Pools (Group III only) - For Group III officers, the Chief Executive Office and the Chief Operating Officer will develop recommended Individual Performance Awards, depending upon each officer's performance relative to the predetermined goals and objectives established for his or her division. Such awards will be limited to a maximum of 10% of base salaries.

Modification       The Board in its sole discretion may modify the performance
and Termination    criteria, eligibility requirements or any other provision of
of the Plans       the Plans, including termination of the Plans.  Therefore, regardless of whether the performance criteria are achieved, the Board may increase, curtail or eliminate award payments pursuant to these Plans.

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